UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2025

Air Products and Chemicals, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-04534	23-1274455
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Air Products Boulevard

Allentown, Pennsylvania 18106-5500

(Address of principal executive offices and zip code)

(610) 481-4911

Registrant’s telephone number, including area code

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	APD	New York Stock Exchange
0.500% Euro Notes due 2028	APD28	New York Stock Exchange
2.950% Euro Notes due 2031	APD31	New York Stock Exchange
0.800% Euro Notes due 2032	APD32	New York Stock Exchange
4.000% Euro Notes due 2035	APD35	New York Stock Exchange
3.450% Euro Notes due 2037	APD37	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.06.	Material Impairments.

On February 24, 2025, Air Products and Chemicals, Inc. (the “Company”) announced that, as part of a review initiated by its newly-elected Board of Directors and Chief Executive Officer, it would exit three projects in the United States. As a result of this decision, the Company expects to record a pre-tax charge not to exceed $3.1 billion in its fiscal 2025 second quarter, primarily to write down assets and terminate contractual commitments. Cash expenditures related to these charges are currently estimated not to exceed $800 million. The three exited projects are set forth below.

•

World Energy: The Company has terminated its agreement with World Energy for the sustainable aviation fuel expansion project in Paramount, California, and is managing its overall exit from the site. The decision to exit this project reflects challenging commercial aspects surrounding the expansion project and current operations.

•

Massena: The Company has cancelled its plans to construct a 35 metric ton per day facility to produce green liquid hydrogen in Massena, New York, and related liquid hydrogen distribution and dispensing operations. The decision to cancel this project is based on recent regulatory developments rendering existing hydroelectric power supply ineligible for the Clean Hydrogen Production Tax Credit (45V) as well as slower than expected development of a hydrogen mobility market in the region.

•	Carbon monoxide project in Texas: The Company has terminated a project in Texas for the production of carbon monoxide due to unfavorable project economics.

Estimated contract cancellation and other project cancellation costs are subject to further refinement and may ultimately differ from actual costs recorded in the Company’s fiscal second quarter and beyond. Updates regarding the charges and estimated cash expenditures will be provided in the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2025.

The Company also announced that it will continue to evaluate all projects in its backlog, but that it does not currently expect any additional material cancellations going forward.

Item 7.01.	Regulation FD Disclosure.

On February 24, 2025, the Company issued a press release announcing the actions described in Item 2.06 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise be subject to liability under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth therein.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. Except as required by law, the Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Air Products and Chemicals, Inc. dated February 24, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Products and Chemicals, Inc. (Registrant)

Date: February 24, 2025	By:	/s/ Sean D. Major
Executive Vice President,
General Counsel and Secretary